Form 10KSB40, Exhibit 13
period 1996-12-31
AMERICAN BANCSHARES INC \FL\
filed 1997-03-31
CIK 1004528

                                                                   EXHIBIT 13.1

American Bancshares, Inc.
SELECTED FINANCIAL DATA
(In thousands except per share data)

                                                                 At and for the years ended December 31,
                                                      -------------------------------------------------------------
                                                         1996         1995         1994         1993         1992
                                                         ----         ----         ----         ----         ----
Total assets......................................    $ 211,965    $ 154,948    $ 127,962    $  77,483    $  54,997
Cash (including interest-
   bearing accounts) .............................       21,045        6,768        7,223        5,187        3,209
Loans receivable, net ............................      135,109       97,480       74,256       51,329       38,051
Mortgage loans held for sale, net ................       20,351       21,011       21,640            0            0
Investment securities and other interest-
   earning assets ................................       26,111       24,073       20,009       17,819       11,871
Deposits .........................................      177,200      129,861      115,342       66,784       48,128
Borrowed funds ...................................       15,113       14,567        5,377        5,264        2,540
Retained earnings (deficits) .....................        2,456        1,572          554          260         (303)

SELECTED OPERATIONS:
Interest income...................................    $  14,548       11,409    $   7,274    $   4,864    $   3,446
Interest expense .................................        7,411        6,011        3,627        2,247        1,777
Net interest income ..............................        7,137        5,398        3,647        2,617        1,669
Provision for loan losses ........................          287          483          221          296          160
Net interest income after provision for
   loan losses ...................................        6,851        4,915        3,426        2,321        1,509
Other income .....................................        1,835        1,473          631          431          275
Other expenses ...................................        7,279        4,797        3,276        2,035        1,342
Provision for income taxes .......................          522          573          279          155            0
Net income .......................................          884        1,018          502          562          442
Net income per share .............................           24         0.46         0.26         0.33         0.31

                                                                                   At December 31,
                                                      -------------------------------------------------------------
                                                         1996         1995         1994         1993         1992
                                                         ----         ----         ----         ----         ----
SELECTED RATIOS:
Return on average assets (net income
   to average total assets) ......................          .48%        0.71%        0.50%        0.82%        1.01%
Return on average equity (net income
   to average total equity) ......................         5.24        12.54         8.80        12.47        15.24
Average interest-earning assets to average
   interest-bearing liabilities ..................         1.18         1.13         1.11         1.10         1.10
Net yield on average earning assets ..............         4.22         4.07         3.97         4.19         4.15
Asset quality ratio (non-performing loans
   and other real estate owned to average
   total assets) .................................          .59         0.01         0.01         0.13         0.00
Average equity to average total assets ...........         9.23         5.69         5.70         7.15         7.90
Other expenses to average total assets ...........         3.98         3.36         3.27         2.98         3.07
Net interest income to other expenses ............        98.05       112.53       111.32       128.63       124.40

MANAGEMENT'S DISCUSSION AND ANALYSIS
GENERAL

The Company's principal asset is its ownership of the Bank. Accordingly, the Company's results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates earned and paid on these balances. Net interest income is dependent upon the Bank's interest rate spread, which is the difference between the average yield earned on its interest-bearing assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, the Bank's profitability is affected by such factors as the level of non-interest income and expenses, the provision for loan losses, and the effective tax rate. Non-interest income consists primarily of loan fees and other fees and income from the sale of loans, servicing rights, and investment securities. Non-interest expense consists of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC, expenses of opening of branch offices, and other operating expenses.

The Bank enjoys an excellent reputation in its market and strives for quality customer service. The Bank is the largest independent bank, based on asset size, in Manatee County and operates seven banking office locations. Five of these offices, the main office, two full service branches opened during 1996, a drive-thru branch and a mortgage banking office are located in Bradenton. The remaining offices include a full service branch in Ellenton, and a drive-thru branch in Palmetto. The Bank has purchased an additional location in Palmetto for the purpose of constructing a full service branch. This new location is scheduled to open during the second quarter of 1997 and will replace the drive-thru branch in Palmetto.

However, there can be no assurance that regulatory approval will be obtained in a timely fashion, if at all, or that this branch will open in the anticipated quarter.

This Management's Discussion and Analysis of Financial Condition and Results of Operations discusses material changes in the financial condition of the Company from December 31, 1995 to December 31, 1996, and material changes in the results of operations with respect to the year ended December 31, 1996 compared to the year ended December 31, 1995. This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of the Bank. This commentary should be read in conjunction with the financial statements and the related notes and the other statistical information contained herein.

RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED
DECEMBER 31, 1996 AND 1995

For the year ended December 31, 1996 the Company reported net income of $884,000 or $.24 per share, as compared to net income of $1,018,000 or $.46 per share for 1995. Per share results reflect the effect of the 67% increase in the weighted average number of shares outstanding resulting from the public offering completed in February 1996. From 1995 to 1996, net interest income increased by $1,740,000 and non-interest income increased by $361,000. The increase in non-interest income from 1995 to 1996 is primarily attributable to increases in collection of service charges on deposits of $177,000, credit card merchant fee income of $165,000, and gains on sale of securities of $70,000. In addition, loan loss provision expense decreased by $196,000 from 1995 to 1996. These changes contributing to income were offset by increases in start-up costs in the form of general and administrative expenses associated with two new full service branches which were opened by the Bank in March and September of 1996. Management believes the long term benefits associated with these two branches will provide additional income which will contribute to the growth and profitability of the Bank.

The Company's total assets at December 31, 1996 were $211,965,000, an increase of $57,017,000 or approximately 37% from December 31, 1995. This increase was due primarily to the increase in loans originated by the Bank.

The Bank's loans at December 31, 1996 totaled $155,460,000, net, or approximately 73% of total assets. Of this total, portfolio loans consisted of $41,382,000 in commercial loans, $33,156,000 in commercial real estate, $18,695,000 in residential real estate, and $42,271,000 in consumer loans, net of deferred costs and allowance for loan losses of $395,000. Loans held for sale were $4,335,000 in residential real estate loans and $16,016,000 in real estate construction loans, net of deferred costs and allowance for loan losses of $112,000. The allowance for loan losses increased from $946,000 at December 31, 1995 to $1,000,000 at December 31, 1996. The allowance for loan losses represented approximately .64% of total loans, down from .79% at December 31, 1995.

NET INTEREST INCOME

Net interest income, which constitutes the principal source of income for the Bank, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest-paying checking accounts ("NOW accounts"), retail savings deposits, and money market accounts. Funds deposited to these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends on the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

The growth in loans resulted in a steady increase in net interest income during 1996. Net interest income for the period ended December 31, 1996 amounted to $7,137,000 on a $169,259,000 average outstanding balance of interest-earning assets, an increase of $1,739,000 over the $5,398,000 recorded in 1995 on average interest-earning assets of $132,468,000. Interest income from loans during the same period comprised 86.5% and 86.9%, respectively, of the total interest income and earned an average yield of 9.18% and 9.19%, respectively, while interest income from investments and federal funds sold earned an average yield of 6.10% and 6.07%, respectively. Total interest expense for 1996 was $7,411,000 on average outstanding balances of interest-bearing liabilities of 143,001,000, compared to interest expense of $6,011,000 on average interest-bearing liabilities of $117,657,000 for the same period in 1995. The average cost of interest-bearing liabilities for 1996 and 1995 was 5.18% and 5.11%, respectively. The Bank experienced an increase in the net yield on average earning assets to 4.22% in 1996, from 4.07% in 1995, due in part to an increase in non-interest-bearing liabilities used to fund interest-earning assets.

The following table shows for each category of interest-earning assets and interest-bearing liabilities, the average amount outstanding, the net interest earned or paid on such amount, and the average rate earned or paid for the years ended December 31, 1996 and 1995 for the Bank. The table also shows the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, and the net yield on average interest-earning assets for the same periods.

                                    COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES
                                                                                December 31,
                                                  1996                            1995                              1994
                                    -----------------------------   -----------------------------    ------------------------------
                                                            Average                          Average                         Average
                                                 Interest    Rate                Interest     Rate                Interest    Rate
                                      Average     Income/   Earned/   Average     Income/    Earned/   Average     Income/   Earned/
                                    Balance (4)   Expense    Paid   Balance (4)   Expense     Paid   Balance (4)   Expense    Paid
                                    ----------  ----------  -----   ----------   --------    ----    ---------   ---------   ------
Cash and due from banks ............$    5,699                      $    5,258                       $   4,554
Bank premises and equipment, net....     5,670                           3,619                           2,866
Other assets .......................     2,155                           1,332                             790
                                    ----------                      ----------                       ---------
   Total non-interest earning assets    14,244                          10,209                           8,210
                                    ----------                      ----------   --------    ----    ---------   ---------   ------
INTEREST EARNING ASSETS:
Federal funds sold .................$    4,382  $      237   5.41%  $    3,236   $    196    6.06%   $   2,651  $      115     4.33%
Investment securities (1) ..........    27,689       1,720   6.21       21,372      1,298    6.07       17,516         992     5.66
Loans, net (2) (5) .................   137,188      12,591   9.18      107,860      9,915    9.19       71,833       6,168     8.59
                                    ----------  ----------  -----   ----------   --------    ----    ---------   ---------   ------
Total interest-earning assets/
   interest/income average
   rates paid ......................$  168,539  $   14,548   8.60%  $  132,468   $ 11,409    8.61%   $  92,000  $    7,275     7.91%
                                    ==========  ==========  =====   ==========   ========    ====    =========   =========   ======
Total assets .......................$  182,783                      $  142,677                       $ 100,210
                                    ==========                      ==========                       =========
Other liabilities ..................$   22,914                      $   16,906                       $  11,586
                                    ----------                      ----------                       ---------
Total non-interest bearing
   liabilities .....................    22,914                          16,906                       $  11,586
                                    ----------                      ----------                       ---------

INTEREST-BEARING LIABILITIES:
NOW ................................$   12,271  $      185   1.51%  $    9,311   $    152    1.63%   $   8,201   $     146     1.78%
Money market .......................    32,756       1,550   4.73       29,911      1,377    4.60       21,239         967     4.55
Savings ............................     6,963         154   2.21        6,252        139    2.22        5,225         116     2.22
Time ...............................    80,344       5,038   6.27       63,868      3,988    6.24       43,004       2,257     5.25
                                    ----------  ----------  -----   ----------   --------    ----    ---------   ---------   ------
   Total interest-bearing deposits .   132,334       6,927   5.23      109,342      5,656    5.17       77,669       3,486     4.49
Securities sold under agreement
   to repurchase ...................     8,628         352   4.08        7,123        293    4.11        5,242         141     2.69
Federal funds purchased ............        47           3   6.38          630         37    5.87            0           0     0.00
FHLB advances ......................     1,992         130   6.53          562         25    4.45            0           0     0.00
                                    ----------  ----------  -----   ----------   --------    ----    ---------   ---------   ------
Total interest-bearing liabilities/
  interest expense/average rate paid$  143,001  $    7,412   5.18%  $  117,657   $  6,011    5.11%   $  82,911   $   3,627     4.37%
                                    ==========  ==========  =====   ==========   ========    ====    =========   =========   ======
Total liabilities ..................   165,915                         134,563                          94,497
Shareholders' equity ...............    16,868                           8,114                           5,713
                                    ----------                      ----------                       ---------
Total liabilities and
   shareholders' equity ............$  182,783                      $  142,677                       $ 100,210
                                    ==========                      ==========                       =========

Net interest income ................            $    7,136                      $   5,398                        $   3,648
                                                ==========                       ========                        =========
Net yield on average earning assets(3)                       4.22%                           4.07%                           3.97%
                                                            =====                            ====                            ======

(1) Principally taxable.
(2) Non-accruing loans included in computation of average balance.
(3) The net yield on average earning assets is the net interest income divided by average interest earning assets.
(4) Average balances represent the average daily balance year to date.
(5) Interest income on loans includes loan fees of $525,000 in 1996, $131,000 for 1995 and $39,000 in 1994.

The effect on interest income, interest expense, and net interest income for the periods indicated, of changes in average balance and rate, is shown below for the Bank. The effect of a change in average balance has been determined by applying the average rate at the year-end for the earlier period to the change in average balance at the year-end for the later period. Changes resulting from average balance/rate variances are included in changes resulting from volume.


                                                                        RATE/VOLUME INTEREST ANALYSIS
                                                                                  Year ended
                                                     -------------------------------------------------------------------
                                                     1996 compared to 1995                         1995 compared to 1994
                                               Increase (decrease) due to change in:       Increase (decrease) due to change in:
                                            ----------------------------------------     ---------------------------------------
                                             Average       Average        Total           Average         Average       Total
                                            Volume(1)       Rate         Change           Volume           Rate        Change
                                            ----------------------------------------     ---------------------------------------
INTEREST EARNING ASSETS:
Federal funds sold .......................   $     69     $    (28)     $     41         $     35        $     46      $     81
Investment securities ....................        384           38           422              234              72           306
Loans, net (2) ...........................      2,697          (20)        2,677            3,312             435         3,747
                                             --------     --------      --------         --------        --------      --------
   Total interest income .................      3,150          (10)        3,140            3,581             553         4,134
                                             --------     --------      --------         --------        --------      --------
INTEREST BEARING LIABILITIES:
NOW ......................................   $     48     $    (15)     $     33         $     18        $    (12)     $      6
Money market .............................        131           42           173              399              11           410
Savings ..................................         16           (1)           15               23               0            23
Time .....................................      1,029           22         1,051            1,303             428         1,731
                                             --------     --------      --------         --------        --------      --------
   Interest on deposits ..................      1,224           48         1,272            1,743             427         2,170
                                             --------     --------      --------         --------        --------      --------
Securities sold under agreement to
   repurchase and borrow funds ...........        108           22           130              139              75           214
                                             --------     --------      --------         --------        --------      --------
   Total interest expense ................   $  1,332     $     70      $  1,402         $  1,882        $    502      $  2,384
                                             --------     --------      --------         --------        --------      --------
   Change in net interest income .........   $  1,818     $    (80)     $  1,738         $  1,699        $     51      $  1,750
                                             ========     ========      ========         ========        ========      ========

(1) Nonaccruing loans are excluded from the average volumes used in calculating this table.
(2) Includes loan fees of $524,677 in 1996 and $131,479 in 1995.

PROVISION FOR LOAN LOSSES

For the year ended December 31, 1996, $287,000 was recorded to the loan loss provision, compared to the $483,000 recorded to the provision during the year ended 1995.

The targeted level of loan loss allowance is based on management's continual review of the loan portfolio. Management reviews the loans by type and nature of collateral and establishes an appropriate provision for loan losses based upon industry standards, management's experience, historical charge-off experience, the present and prospective financial condition of specific borrowers, industry concentrations within the loan portfolio, size of the credit, existence and quality of any collateral, profitability, and general economic conditions. The Bank has experienced relatively low delinquency and default rates in its portfolio due in part to adherence to established underwriting guidelines. Management believes the allowance for loan losses is adequate based on its assessment of the risks of loan defaults. However, the Bank intends to review its allowance for loan losses on a monthly basis and to provide increases in the allowance, if necessary, based on the results of this review.

The total allowance for loan losses increased from $946,000 in 1995 to $1,000,000 in 1996. During 1996, the Bank experienced $279,000 in charge-offs and $46,000 in recoveries on previously charged-off loans. As of December 31, 1996, the Bank had $905,000 of loans in nonaccrual status. The year end 1996 and 1995 loan loss provisions reflect the growth in the Bank's loan portfolio and management's philosophy of maintaining adequate loan loss reserves.

Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Bank's nonperforming or performing loans.

NON-INTEREST INCOME

For the years ended December 31, 1996 and 1995, non-interest income totalled $1,834,000 and $1,473,000, respectively, an increase of approximately 25%. During 1996, service fees on customer deposits contributed $733,000, mortgage banking operations contributed $598,000, fees on credit card merchant services contributed $262,000, gains from sales of securities contributed $106,000, and other income increased to $136,000. For the year ended 1995, mortgage banking operations contributed $587,000, service fees on customer deposits $556,000, fees on credit card merchant services $97,000, and miscellaneous other income $233,000.

The following table details the non-interest income for the respective periods:

                                                      Years Ended Dec. 31,
                                                      --------------------
                                                       1996        1995
                                                       ----        ----
                                                        (In thousands)
Service charges on deposit
   accounts .........................................$    733   $    556
Broker loan fees ....................................      33         38
Mortgage servicing fees .............................      50         56
Credit card merchant service fees ...................     262         97
Net gains on sales of investment
   securities .......................................     106         36
Net gains on sale of loans ..........................     191        321
Net gains on sales of servicing .....................      69        210
Net gain on sale of assets ..........................       0         64
Originated mortgage servicing rights ................     255          0
Other ...............................................     136         95
                                                     --------   --------
   Total non-interest income ........................$  1,835   $  1,473
                                                     ========   ========

NON-INTEREST EXPENSE

Non-interest expense for the years ended December 31, 1996 and 1995, totaled $7,279,000 and $4,797,000, respectively, substantially all of which was general and administrative expenses. The increase in non-interest expense is due primarily to the opening of the Palma Sola and Whitfield branches, additional lending staff, and additional support staff for backroom operations and the related costs associated with these areas. For the years ended December 31, 1996 and 1995, general and administrative expenses were 3.98% and 3.36%, respectively, of average assets. The largest component, salaries and employee benefits, amounted to $3,469,000 or 48% and $2,276,000 or 47%, respectively, of total expense for the years ended 1996 and 1995. Management continuously monitors general and administrative expenses and the efficiency ratio to maintain non-interest expenses at a level within industry standards.

The following table details the various categories of non-interest expense for the years ended December 31, 1996 and 1995:


                                                      YEARS ENDED DEC. 31,
                                                       1996        1995
                                                     --------   --------
                                                        (In thousands)
Compensation and related benefits ...................$  3,470   $  2,276
Occupancy and equipment .............................     850        706
FDIC insurance ......................................      35        164
Data processing .....................................     629        406
Advertising and promotion ...........................     320        135
Printing supplies and postage .......................     322        224
Director fees and expenses ..........................     124         97
Professional fees ...................................     244        187
ATM fees ............................................     100         86
Intangible taxes ....................................     126         76
Other ...............................................   1,059        440
                                                     --------   --------
                                                     $  7,279   $  4,797
                                                     ========   ========

INCOME TAX EXPENSE

For the year ended December 31, 1996, an income tax provision totaling $478,000 was recorded, compared to a $573,000 provision for the year ended 1995 as a result of decreased earnings during the 1996 period.

ASSET/LIABILITY MANAGEMENT

One of the Bank's primary objectives is to control fluctuations in net interest income caused by changes in interest rates. To manage interest rate risk, the Bank's Board of Directors has established interest rate risk policies and procedures which delegate to the Asset/Liability Management Committee ("ALCO") the responsibility to monitor and report on interest rate risk, devise strategies to manage interest rate risk, monitor loan originations and deposit activity, and approve all pricing strategies.

The management of interest rate risk is one of the most significant factors affecting the Bank's ability to achieve future earnings. The measure of the mismatch of assets maturing or repricing within certain periods with liabilities maturing or repricing within the same period, is commonly referred to as the "gap" for such period. Controlling the maturity or repricing of an institution's liabilities and assets in order to minimize interest rate risk is commonly referred to as gap management. "Negative gap" occurs when an institution's liabilities reprice more rapidly than its assets, so that, barring other factors affecting interest income and expense, in periods of rising interest rates the institution's interest expense increases more rapidly than its interest income, and in periods of falling interest rates the institution's interest expense decreases more rapidly than its interest income. "Positive gap" occurs when an institution's assets reprice more rapidly than its liabilities, so that, barring other factors affecting interest income and expense, in periods of falling interest rates the institution's interest income decreases more rapidly than its interest expense and in periods of rising rates the institution's interest income increases more rapidly than its interest expense. It is common to focus on the one year gap, which is the difference between the dollar amount of assets and the dollar amount of liabilities maturing or repricing within the next twelve months.

ALCO uses an external asset/liability modeling service to analyze the Bank's current financial position and develop strategies prior to implementation. The systems attempt to simulate the Bank's asset and liability base and project future operating results under several interest rate and spread assumptions.

Under asset/liability management guidelines, the Bank's policy is to maintain a cumulative one-year gap of no more than 15% of total assets, primarily by managing the maturity distribution of its investment portfolio and emphasizing loan originations tied to interest sensitive indices. Additionally, the Bank has joined the FHLB to enhance its liquidity position and provide the ability to utilize fixed rate advances to improve the match between interest-earning assets and interest-bearing liabilities in certain periods.

The Bank's cumulative one year gap at December 31, 1996, was a positive $17,235,000 or a 8.13% (expressed as a percentage of total assets).
The following tables present the anticipated maturities or repricing of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1996. The tables may not be indicative of the Bank's rate sensitivity position at other points in time. The balances shown have been derived based on the financial characteristics of the various assets and liabilities. Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than their scheduled maturity dates. Fixed rate loans are shown in the period in which they are scheduled to be repaid. Repricing of time deposits is based on their scheduled maturities. Deposits without a stated maturity are repriced based on known characteristics of the deposit product.



                                                                  INTEREST RATE SENSITIVITY ANALYSIS
                                                                             Term to Repricing
                                                                          (Dollars in thousands)
                                         ----------------------------------------------------------------------------------------
                                                     90-180     181 Days       1-2        2-3         3-4        4-5+
                                         90 Days      Days     to 365 Days    Years      Years       Years       Years      Total
                                         ----------------------------------------------------------------------------------------
Federal funds sold..................      6,000           0           0          0           0           0           0      6,000
Interest-bearing due from banks.....      7,528           0           0          0           0           0           0      7,528
Fixed rate loans....................     16,254       6,932      10,956     15,516      15,517       7,337      11,896     84,408
Variable rate loans.................     49,606       7,491      11,481        705         706         575         576     71,140
Treasuries..........................        499         500       2,401      1,274       1,274         508         508      6,964
Agencies............................          0           0           0        500         500       1,147      11,080     13,227
Municipals..........................          0           0           0        500           0           0           0        500
Federal Home Loan Bank Stock........        499           0           0          0           0           0           0        499
Mortgage-backed securities..........      1,122         122         234        403         403         317       2,449      5,050
                                         ------      ------      ------     ------      ------       -----      ------    -------
Total interest-earning assets.......     81,508      15,045      25,072     18,898      18,400       9,884      26,509    195,316

NOW.................................     13,081           0           0          0           0           0           0     13,081
Money market........................     42,040           0           0          0           0           0           0     42,040
Savings.............................      6,339           0           0          0           0           0           0      6,339
Certificates/IRA's<$100,000.........      7,814       4,836       8,323     12,545      12,546      10,215      10,215     66,494
Certificates/IRA's>$100,000.........      3,515       2,112       6,217      2,492       3,770         940       3,921     22,967
Securities sold under agreements
   to repurchase....................     10,113           0           0          0           0           0           0     10,113

Federal Home Loan Bank advances.....          0           0           0      5,000           0           0           0      5,000
                                         ------      ------      ------     ------      ------       -----      ------    -------
Total interest-bearing liabilities..     82,902       6,948      14,540     20,037      16,316      11,155      14,136    166,034
                                         ------      ------      ------     ------      ------       -----      ------    -------
Interest sensitivity gap............     (1,394)      8,097      10,532    (1,139)       2,084      (1,271)     12,373     29,282
                                         ======      ======      ======     ======      ======       =====      ======    =======
Cumulative gap......................     (1,394)      6,703      17,235     16,096      18,180      16,909      29,282
                                         ======      ======      ======     ======      ======       =====      ======
Cumulative gap ratio................       0.98        1.07        1.17       1.13        1.13        1.11        1.18
                                         ======      ======      ======     ======      ======       =====      ======
Cumulative gap as a percentage
   of total assets..................      -0.66%       3.16%       8.13%      7.59%       8.58%       7.98%      13.81%
                                         ======      ======      ======     ======      ======       =====      ======

FINANCIAL CONDITION
LENDING ACTIVITIES

The Bank offers a broad range of personal and business loans and mortgage loan products. The Bank aggressively pursues quality indirect lending through local automobile dealerships, small to medium sized commercial business loans and direct retail residential loans. Also, through its Mortgage Banking Division, the Bank has focused efforts on residential loan originations that can be sold in the secondary market while it retains or packages for sale the servicing rights. The Mortgage Banking Division of the Bank maintains relationships with correspondent lenders throughout the state of Florida, ensuring continued lending efforts without a concentration in any one area. Management believes this to be a prudent practice in the mortgage banking area as it minimizes risks associated with localized economic downturns. The Mortgage Banking Division originates primarily construction-to-permanent financing loans, which are considered to have less risk of nonpayment than construction only financing arrangements.

Total loans, including portfolio and held for sale loans, were $156,460,000 at December 31, 1996, compared to $119,491,000, at December 31, 1995, an increase of $36,969,000. Management's objective is to maintain the loan portfolio with one-to-four family residential and construction loans at 30% of total loans. At December 31, 1996, residential mortgage loans and real estate construction loans amounted to $39,047,000 or approximately 25% of total loans. In addition, management is committed to serving the local small to medium size independent commercial business. Commercial and commercial real estate loans totaled $74,538,000 or approximately 48% of total loans at December 31, 1996. Consumer lending is provided through direct and indirect lending and comprised 27% or $42,270,000 of total loans at the end of the year. During 1996, commercial and commercial real estate loans increased by $21,938,000, consumer loans increased by $11,620,000, and residential real estate loans increased by $3,971,984.

The primary source of income for the Bank is the interest earned on loans. At December 31, 1996, the Bank's total assets were $211,965,000, as compared to $154,948,000 at December 31, 1995. Net loans represented $155,460,000 or 73% of total assets at December 31, 1996, compared to $118,491,000 or 76% of total assets at December 31, 1995. The significant increase in loans is the result of actions taken by management in 1995 and 1996, including increasing indirect lending programs and adding additional commercial and commercial real estate loan officers to service strong loan demand.

The following table summarizes the composition of the Bank's loan portfolio by type of loan on the dates indicated:

                                                                              As of December 31,
                                            -------------------------------------------------------------------------------------
                                                 1996              1995              1994              1993           1992
                                            -------------     -------------     -------------     -------------  ----------------
Residential mortgage loans, substantially
   all single family .......................$  18,695,342     $  14,723,358     $  11,370,088     $   9,485,915   $   8,657,412
Commercial and commercial real estate loans    74,538,560        52,600,026        39,504,542        28,901,928      22,667,632
Consumer loans .............................   42,269,999        30,649,820        23,578,918        13,463,677       7,058,880
   Total loans .............................  135,503,901        97,973,204        74,453,548        51,851,520      38,093,414
                                            -------------     -------------     -------------     -------------   -------------
Less:
Allowance for loan losses ..................   (1,000,000)         (946,000)         (625,000)         (505,000)       (285,000)
Net deferred costs .........................      604,537           452,434           427,355           (17,061)        (47,804)
                                            -------------     -------------     -------------     -------------   -------------
Net loans ..................................$ 135,108,438     $  97,479,638     $  74,255,903     $  51,329,459   $  38,051,120
                                            =============     =============     =============     =============   =============

The following table sets forth the maturities of portfolio loans outstanding at December 31, 1996, and an analysis of sensitivities of loans due to changes in interest rates.

                                                                             Loan Interest Rate Change Sensitivity Analysis
                                                                                             (In thousands)
                                                                             Due in       Due After
                                                                             1 Year      1 Year But      Due After
                                                                             or Less   Before 5 Years   Five Years       Total
                                                                          ----------   --------------  -----------    ----------
1-4 Family Residential .................................................. $   21,421    $     8,893    $   11,692     $   42,006
Other loans collateralized by real estate ...............................      4,644         23,711         8,159         36,514
Commercial and consumer .................................................     37,117         33,567         2,147         72,831
                                                                          ----------    -----------    ----------     ----------
   Total loans (1) ...................................................... $   63,182    $    66,171    $   21,998     $  151,351
                                                                          ==========    ===========    ==========     ==========

(1) Excluding deferred fees, allowance for loan losses and loans held for sale.

The following table sets forth as of December 31, 1996, the dollar amounts of loans due after one year which had predetermined interest rates, and loans due after one year which had floating or adjustable interest rates.

                                                                                                     Dollar Amount of Loans
                                                                                                        December 31, 1996
                                                                                                         (in thousands)
Predetermined rate, maturing greater than one year .......................................................$     52,792
Floating or adjustable rate due after one year ...........................................................      35,377
                                                                                                          ------------
                                                                                                          $     88,169
                                                                                                          ============

ASSET QUALITY

Management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. Management intends to follow this policy even though it may result in foregoing the funding of higher yielding loans. Approximately 30% of the Bank's loan portfolio is collateralized by first liens on primarily owner-occupied residential homes which have historically carried a relatively low credit risk. The Bank also maintains a commercial real estate portfolio comprised primarily of owner-occupied commercial businesses. The Bank has experienced low delinquency and default rates since opening in 1989. It is management's policy to discontinue the accrual of interest income and classify a loan as nonaccrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. As of December 31, 1996, nonaccrual loans amounted to $905,000 or .58% of total loans. Of this amount, approximately $641,000 represents one loan collateralized by a single family residence. The Bank has not acquired any real estate owned by means of foreclosure.

While there is no assurance that the Bank will not suffer losses on its construction loans or its commercial real estate loans, management believes that it has reduced the risks associated therewith because, among other things, primarily all such loans relate to owner-occupied projects where the borrower has demonstrated to the Bank's management that its business will generate sufficient income to repay the loan. The Bank primarily enters into agreements with individuals who are familiar to Bank personnel, are residents of the

Bank's primary market area and are believed by management to be good credit risks.

In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk types of lending. To the extent risks are identified, additional precautions are taken in order to reduce the Bank's risk of loss. Commercial and financial loans entail certain additional risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, since their payment is usually dependent upon the successful operation of the commercial enterprise, they also are subject to adverse conditions in the economy. Commercial loans are generally riskier than residential because they are typically underwritten on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or guarantor to repay. Further, the collateral underlying commercial loans may decline in value over time, occasionally cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

The Board of Directors of the Bank concentrates its efforts and resources, and that of its senior management and lending officials, on loan review and underwriting procedures. The Bank utilizes the services of an independent consultant to perform periodic loan documentation and compliance reviews as well as deposit and operations compliance reviews. Internal controls include a loan review specialist employed by the Bank, who performs ongoing reviews of new and existing loans to monitor documentation and ensure the existence and valuations of collateral. Senior loan officers have established a review process with the objective of quickly identifying, evaluating, and initiating necessary corrective action for substandard loans. The goal of the loan review process is to address the watch list, substandard, and non-performing loans as early as possible. Combined, these components are integral elements of the Bank's loan program which has resulted in its loan portfolio performance to date. Nonetheless, management maintains a cautious outlook in anticipating the potential effects of uncertain economic conditions (both locally and nationally) and the possibility of more stringent regulatory standards. As of December 31, 1996, the Bank had approximately 50 loans to 37 borrowers being monitored on its watch list and substandard list of loans, representing aggregate borrowings of approximately $2,196,000. Of this aggregate amount, management has assessed the maximum risk of loss to be $158,000 based on management's assessment of the ability of such borrowers to comply with their present loan repayment terms and assuming that the collateral for such loans must be liquidated. These loans have been considered by management in its assessment of the allowance for loan losses and none of these borrowers have failed to comply with their present loan repayment terms. The following is a summary of non-accrual loans, restructured loans, and loans 90 days or more past due at December 31, 1996 and 1995:

                                              DECEMBER 31,
                             1996      1995      1994      1993      1992
                             ----      ----      ----      ----      ----
Non accrual loans           $  905    $   18    $   65    $   23    $    0
Accruing loans
   contractually
   past  due 90
   days or more                  0         0         0         0         0
Restructured loans              24         0         0         0         0
Uncollateralized
   loans in the
   above listing                 0         0         0         0         0

The Bank continues to experience relatively low default rates and low delinquency as a percent of total loans. As of December 31, 1996, the total amount of loans over 30 days past due totalled $1,561,000 or 1.00% of total loans. The approximate amount of interest on nonaccrual loans which would have been recorded as income under the original terms was $60,720 for the fiscal year ended December 31, 1996. The amount of interest income not recorded related to nonaccrual loans for the year ended December 31, 1995 was immaterial. The amount of interest income collected on nonaccrual loans, prior to the point of becoming nonaccrual loans, that was included in net income for the years ended December 31, 1996 and 1995 was approximately $39,000 and $2,000, respectively. There was no interest income included in net income on accruing loans contractually past due 90 days or more at December 31, 1996 and 1995.

Asset quality continues to remain strong due to adherence to underwriting and credit standards. Management remains focused on this area and, as a result, non-performing loans as of December 31, 1996 remain low at $905,000 and there were $179,000 in repossessions as of the same date. Management actively monitors collection activities, which include ten day delinquency letters, customer contact by telephone, and referral to the collection supervisor for review. The collection supervisor determines the collectibility of the debt, the potential for an extension or workout, and a review of the Bank's collateral position. If the loan becomes ninety days past due, actions are taken to take possession of the collateral, charge off any deficiency balance, and pursue legal action as necessary. Real property loan defaults are referred to legal counsel for foreclosure action.

ALLOWANCE FOR LOAN LOSSES

In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with. among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management's policy to attempt to maintain an adequate allowance for loan losses based on, among other things, industry standards, management's experience, the Bank's historical loan loss experience, evaluation of economic con-ditions and regular reviews of delinquencies and loan portfolio quality.

The Bank adopted Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of Loan," (SFASNo. 114) on January 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The Bank evaluates individual loans for impairment from internally generated watch lists and other sources. Loans meeting the criteria for impairment may or may not be placed on non-accrual status, based on the loans' current status. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFASNo. 114 resulted in no additional provision for credit losses.

Loans, including impaired loans, are generally classified by the Bank as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than ninety (90) days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than ninety (90) days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for credit losses until prior charge-offs have been fully recovered.

Management continues to actively monitor the Bank's asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loan allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the final determinations.

The Bank's allowance for loan losses amounted to $1,000,000 at December 31, 1996 (.64% of total loans), an increase of $54,000 over the Bank's $946,000 allowance for loan losses at December 31, 1995. Excluding loans held for sale of $20,351,000 and $21,011,000 for the periods ended December 31, 1996 and December 31, 1995, respectively, the allowance for loan losses represented .73% of portfolio loans as of December 31, 1996, and .97% as of December 31, 1995. Total loan charge-offs for the year ended December 31, 1996 were $279,140, with recoveries on previously charged-off loans totaling $46,487.

The Bank increased its allowance to $1,000,000 during the year ended December 31, 1996, and to $946,000 during the year ended December 31, 1995, reflecting the growth in the loan portfolio and management's assessment of the risks inherent in the loan portfolio.

The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated:

                                                          1996            1995           1994            1993           1992
                                                     -------------   -------------  -------------  -------------   -------------
Allowance at beginning of year ..................... $     946,000   $     625,000  $     505,000  $     285,000   $     175,000
                                                     -------------   -------------  -------------  -------------   -------------
Additions:
Provision charged to income ........................       286,653         482,604        221,126        295,592         160,225
Recoveries on loans previously charged off .........        46,487          23,253         16,295          3,343           5,896
                                                     -------------   -------------  -------------  -------------   -------------
Total additions ....................................       333,140         505,859        237,421        298,935         166,151
Loans charged off ..................................      (279,140)      (184,859)       (117,421)       (78,935)        (56,151)
                                                     -------------   -------------  -------------  -------------   -------------
Allowance at end of year ........................... $   1,000,000   $     946,000  $     625,000  $     505,000   $     285,000
                                                     =============   =============  =============  =============   =============

The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of an allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                            At December 31,
                                          ----------------------------------------------------------------------------------
                                               1996            1995            1994              1993              1992
                                          -------------    -------------    -------------    -------------     -------------
                                                  % of             % of              % of            % of               % of
                                                Loans to          Loans to         Loans to          Loans to         Loans to
                                                  Total            Total            Total            Total             Total
(IN THOUSANDS)                            Amount  Loans    Amount  Loans    Amount  Loans    Amount  Loans     Amount  Loans
--------------                            ------  -----    ------  -----    ------  -----    ------  -----     ------  -----
Residential mortgage loans.............  $   185    14%   $   44     15%   $    14    15%   $    11     18%   $    10    15%
Commercial and commercial real estate..      494    55       458     54        306    53        280     56        160    54
Consumer loans.........................      290    32       166     31        157    32        149     26         85    31
Unallocated............................       31     0       278      0        148    --         65     --         30    --
                                         -------   ---    ------    ---    -------   ---    -------    ---    -------   ---
Total allowance for loan losses........  $ 1,000   100%   $  946    100%   $   625   100%   $   505    100%   $   285   100%
                                         =======   ===    ======    ===    =======   ===    =======    ===    =======   ===

Impaired loans by type of loan as of December 31, 1996 and 1995 are as follows:

                                                       1996       1995
                                                     --------   --------
Residential mortgage loans ..........................$  914,000   $423,000
Commercial and commercial
  real estate .......................................   533,000    344,000
Consumer loans ......................................    31,000     32,000
                                                     ----------   --------
                                                     $1,478,000   $799,000
                                                     ==========   ========

The measurement of impaired loans is based on the fair value of the loan's collateral. The measurement of non-collateral dependent loans is based on the present value of expected future cash flows discounted at the historical effective interest rate. The components for the allowance for credit losses are as follows:

                                                        December 31,
                                                   ---------------------
                                                      1996        1995
                                                   ----------   --------
Impaired loans ................................    $  331,400   $233,000
Other .........................................       668,600    713,000
                                                   ----------   --------
                                                   $1,000,000   $946,000
                                                   ==========   ========

INVESTMENT ACTIVITIES
At December 31, 1996, the Bank's investment portfolio totalled $26,111,000, compared to $24,073,000 at the prior year-end. The portfolio consists of U.S. Treasury and federal agency securities, municipal bond and FHLB stock. Maturities range from three months to thirty years with a portfolio average maturity of approximately five years.

INVESTMENT SECURITIES PORTFOLIO COMPOSITION
(IN THOUSANDS)                                      At December 31,
                                           ---------------------------------
                                             1996        1995        1994
                                           ---------   ---------   ---------
Held to Maturity (1)
  U.S. Treasury securities ................$       0   $       0   $   8,521
                                           ---------   ---------   ---------
Available for Sale (2)
  U.S. Treasury Securities ................$   6,924   $  12,110   $   9,722
  U.S. Government
    Agencies ..............................   13,105       4,986           0
  State and municipals ....................      498         498         452
                                           ---------   ---------   ---------
    Total debt securities .................   20,527      17,594      10,165
  FHLB stock ..............................      499         490         352
  Mortgage-backed
    securities ............................    5,085       5,989         934
  Other investments .......................        0           0          37
                                           ---------   ---------   ---------
    Total available for sale ..............$  26,111   $  24,073   $  11,488
                                           =========   =========   =========

(1)carried at amortized cost
(2)carried at estimated market value

The following table summarizes the Bank's securities by maturities and weighted average yields at December 31, 1996. Yields on tax exempt securities are stated at their nominal rates and have not been adjusted for tax rate differences.

                                                   One Year       Within Five Years    Within Ten Years      Over Ten Years
                                               Amount     Yield     Amount    Yield     Amount     Yield     Amount    Yield
                                               ----------------   -----------------    -----------------     ---------------
U.S. Treasuries.........................        3,408     5.65       3,515     5.32          0     0.00           0    0.00
U.S. Agencies...........................            0     0.00       3,253     5.99      9,852     6.97           0    0.00
State and municipals....................            0     0.00         498     5.76          0     0.00           0    0.00

DEPOSIT ACTIVITIES

Deposits are the major source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from interest payments, loan principal payments, loan and security sales, and funds from operations. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. The Bank may use borrowings on a short-term basis if necessary to compensate for reductions in the availability of other sources of funds, or borrowings may be used on a longer term basis for general business purposes.

Total deposits were $177,200,000 at December 31, 1996, compared to $129,861,000 at the prior year-end, an increase of $47,339,000. The introduction of new products and the continued focus on quality customer service contributed to strong deposit growth. The Bank continues to develop consumer and commercial deposit relationships through referrals and additional contacts within its market area.

Deposits are attracted principally from within the Bank's primary market area through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, savings accounts, certificates of deposit (including jumbo certificates in denominations of $100,000 or more), and retirement savings plans. As of December 31, 1996, jumbo certificates accounted for $22,970,000 of the Bank's deposits. The Bank has not aggressively attempted to obtain large denomination, high interest-bearing certificates except to address a particular funding need. In an effort to fund the rapid growth of the loan volume originated by the Mortgage Banking Division during the fourth quarter of 1994, the Bank offered a five year certificate of deposit and money market product at above market rates at that time. In addition, in an effort to find strong loan demand during 1996, the Bank offered a five year certificate and money market product at above market rates at that time. Although all of such deposits were originated within the Bank's market area and substantially all were not jumbo products, the regulators required the Bank to classify these deposits as brokered deposits because the rate exceeded 75 basis points over the then existing market rate.

Maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

The following table sets forth the average balances and weighted average rates for the Company's categories of deposits for the periods indicated.

                                                                      Years Ended December 31,
                                      ------------------------------------------------------------------------------------------
                                                1996                            1995                           1994
                                      ---------------------------    ----------------------------    ---------------------------
                                      Average  Average % of Total    Average   Average % of Total    Average  Average % of Total
                                      Balance   Rate    Deposits     Balance    Rate    Deposits     Balance   Rate    Deposits
                                      -------   ----    --------     -------    ----    --------     -------   ----    --------
Non-interest checking...............$  21,540   0.00%       14      $  16,010  0.00%       13      $  11,228   0.00%       13
Interest checking and money market..   45,027   3.85%       29         39,222  3.90%       31         29,440   3.78%       33
Savings.............................    6,963   2.21%        5          6,252  2.22%        5          5,225   2.22%        6
Certificates of deposit.............   80,344   6.27%       52         63,868  6.24%       51         43,004   5.25%       48
                                    ---------   ----       ---      ---------  ----       ---      ---------   ----       ---
   Total............................$ 153,874              100      $ 125,352             100      $  88,897              100
                                    =========   ====       ===      =========  ====       ===      =========   ====       ===

At December 31, 1996, certificates of deposit represented 50.5% of the Company's total deposits, down from 53.1% at December 31, 1995.

The Bank does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of the Bank. Management believes that substantially all the Bank's depositors are residents in its primary market area.


The following table summarizes at December 31, 1996 the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity:

                                         Certificates of Deposit
                                           $100,000 or greater
                                           -------------------
Maturity Period:                              (In thousands)
Less than three months ........................$      3,515
Over three months through six months ..........       2,112
Over six months through twelve months .........       6,217
Over twelve months ............................       8,317
                                               ------------
  Total .......................................$     20,161
                                               ============

MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINED)

RETURN ON EQUITY ASSETS

The following table sets forth the Company's performance ratios for the periods indicated.

                                         At December 31,
                               --------------------------------
                                  1996       1995       1994
                               ---------  ---------  ----------
Return on average assets           48%        71%        50%
Return on average equity         5.24%     12.53%      8.80%
                                   not        not        not
Dividend payout ratio          applicable.applicable.applicable
Year-end equity to year-end
  total assets                   8.88%      6.26%      5.32%

CAPITAL AND LIQUIDITY

Shareholders' equity was $18,814,000 at December 31, 1996 or 8.88% of total assets, compared to $9,698,000 or 6.26% of total assets at December 31, 1995. At December 31, 1996, the Tier I leverage ratio was 9.00%, the Tier I risk-based capital ratio was 12.29% and the total risk-based capital ratio was 12.95%, all in excess of FDIC guidelines for a "well-capitalized" bank.

The ALCO reviews the Bank's liquidity, which is the ability to generate sufficient cash to meet the funding needs of current loan demand, deposit withdrawals, and other cash demands. The primary source of funds consists of deposits, amortization and prepayments of loans and sales of investments. The Bank also has the ability to borrow from the FHLB and correspondent banks to supplement its liquidity needs.

At December 31, 1996 and 1995, the liquidity ratio of the Company was 32%, well in excess of regulatory requirements.

RECENT EVENTS
ADMINISTRATIVE OFFICES - The Company has purchased approximately 2 acres of land located adjacent to the Bank's main office for the purpose of constructing administrative offices. Management expects to lease space to the Bank and possible other subsidiaries and nonrelated businesses. This new facility will total approximately 30,000 square feet with a construction cost of approximately $2.4 million.

ACQUISITION OF DESCHAMPS & GREGORY MORTGAGE COMPANY - On January 22, 1997, the Bank acquired a Bradenton based mortgage company, DesChamps &Gregory Mortgage Company, Inc. ("DesChamps"). DesChamps is a retail residential mortgage broker which originates residential mortgage loans with business operations concentrated in Manatee and Sarasota Counties. The Bank believes that the acquisition of DesChamps will allow it to compete with several larger financial institutions in its market area for residential lending business and to expand the Bank's presence in the local market generally.

ACCOUNTING MATTERS
Derivative Financial Instruments and Fair Value of Financial Instruments: In October 1994, FASB issued Statement of Financial Accounting Standards (SFAS) No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." The Statement requires disclosures about derivative financial instruments-futures, forward, swap, and option contracts, and other financial instruments with similar characteristics. It also amends existing requirements of SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS 107, "Disclosures about Fair Value of Financial Instruments." This Statement requires disclosures about amounts, nature, and terms of derivative financial instruments that are not subject to SFAS No. 105 because they do not result in off-balance-sheet risk of accounting loss. It requires that a distinction be made between financial instruments held or issued for trading purposes (including dealing and other trading activities measured at fair value with gains and losses recognized in earnings) and financial instruments held or issued for purposes other than trading. SFAS No. 119 is effective for financial statements for fiscal years beginning after December 15, 1995 for all entities. As SFAS No. 119 relates only to disclosure issues, there was no impact on the financial position of the Bank upon adoption.

Impairment of Long-Lived Assets: SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," issued by the Financial Accounting Standards Board (FASB) in March 1995, was effective for the Bank January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. The adoption of SFAS No. 121 had no impact on the Bank's financial statements.

Mortgage Banking Activities: In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Right" (SFAS No, 122). SFAS No. 122 amends SFAS 65, "Accounting for Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize an asset for rights to service mortgage loans for other regardless of the manner in which those servicing rights are acquired. It also requires an enterprise to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. In assessing impairment, mortgage servicing rights that are capitalized after the adoption of this Statement are stratified based on one or more of the predominant risk characteristics of the underlying loans. Impairment is then recognized through a valuation allowance for each impaired stratum. The Bank no longer retains the servicing rights for mortgage loans sold. The adoption of SFAS No. 122, therefore, had no impact on the Bank's financial statements.

Transfers and Servicing of financial Assets and Extinguishments of Liabilities:
In June 1996, Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," (SFAS No. 125) was issued. SFAS No. 125 provides accounting and reporting standards based on a control-oriented "financial-components" approach. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 is effective on a prospective basis January 1, 1997. The Bank does not anticipate that the adoption of the Statement will have a material impact on the Bank's financial statements.

Earnings Per Share: In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS No. 129). SFAS No. 129 specifies the computation, presentation and disclosure requirements for earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. Management has not determined the impact that the adoption of this will have on the financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data concerning the Company have been prepared in accordance with generally accepted accounting principles, with the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

American Bancshares, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS
December 31, 1996 and 1995



                                       ASSETS                                     1996           1995
                                                                              ------------   ------------
Cash and due from banks ...................................................   $ 15,044,908   $  5,767,649
Federal funds sold ........................................................      6,000,000      1,000,000
Loans held for sale .......................................................     20,351,204     21,011,114
Investment securities available for sale (at aggregate fair value) ........     26,110,712     24,073,233
Loans receivable (net of allowance for loan losses and deferred
    loan fees/costs of $395,463 in 1996 and $493,566 in 1995) .............    135,108,438     97,479,638
Premises and equipment, net ...............................................      6,878,589      4,071,595
Other assets ..............................................................      2,471,477      1,545,191
                                                                              ------------   ------------

      Total assets ........................................................   $211,965,328   $154,948,420
                                                                              ============   ============


           LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
    Deposit accounts ......................................................   $177,202,633   $129,860,904
    Securities sold under agreements to repurchase ........................     10,112,986      9,566,668
    Federal home loan bank advances .......................................      5,000,000      5,000,000
    Other liabilities .....................................................        835,802        822,379
                                                                              ------------   ------------

        Total liabilities .................................................    193,151,421    145,249,951
                                                                              ------------   ------------

COMMITMENTS AND CONTINGENCIES (NOTE 13)

SHAREHOLDERS' EQUITY
 Common stock - $1.175 par value; authorized 10,000,000 shares at December
   31, 1996 and 10,000,000 at December 31, 1995; issued 4,001,744 and
   2,401,070 shares at December 31, 1996 and 1995,
   respectively ...........................................................      4,702,049      2,821,257
 Additional paid-in capital................................................     11,736,471      5,257,877
 Unrealized gain (loss) on investment securities available for sale, net of tax of $(49,145) and $25,000 at December 31, 1996 and
   1995, respectively .....................................................        (79,951)        47,486
 Retained earnings.........................................................      2,455,338      1,571,849
                                                                              ------------   ------------

   Total shareholders' equity .............................................     18,813,907      9,698,469
                                                                              ------------   ------------

   Total liabilities and shareholders' equity .............................   $211,965,328   $154,948,420
                                                                              ============   ============

The accompanying notes are an integral part of these financial statements.

American Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 1996 and 1995


                                                                                  1996           1995
                                                                              ------------   ------------
Interest income:
    Interest and fees on loans ............................................   $ 12,590,883   $  9,914,496
    Interest on federal funds sold ........................................        237,408        195,857
    Interest on investment securities .....................................      1,720,060      1,298,366
                                                                              ------------   ------------
       Total interest income ..............................................     14,548,351     11,408,719
                                                                              ------------   ------------
Interest expense:
    Deposits ..............................................................      6,926,587      5,655,161
    Borrowings ............................................................        484,591        355,887
                                                                              ------------   ------------
       Total interest expense .............................................      7,411,178      6,011,048
                                                                              ------------   ------------
       Net interest income before provision for loan losses ...............      7,137,173      5,397,671
Provision for loan losses .................................................        286,654        482,604
                                                                              ------------   ------------
       Net interest income after provision for loan losses ................      6,850,519      4,915,067
                                                                              ------------   ------------
Other income ..............................................................      1,834,059      1,472,774
                                                                              ------------   ------------
Other expenses ............................................................      7,279,136      4,796,957
                                                                              ------------   ------------
       Income before income tax provision .................................      1,405,442      1,590,884
Income tax provision ......................................................        521,953        572,975
                                                                              ------------   ------------
       Net income .........................................................   $    883,489   $  1,017,909
                                                                              ============   ============
Net income per common share:
    Primary earnings ......................................................   $       0.24   $       0.46
                                                                              ============   ============
Weighted average shares outstanding .......................................      3,718,502      2,234,070
                                                                              ============   ============


The accompanying notes are an integral part of these financial statements.

American Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
For the years ended December 31, 1996 and 1995

                                                                                                       Unrealized
                                                                                                         Gains/
                                                                                                       (Losses) on
                                                                                                       Investment
                                            Common Stock                  Additional                   Securities
                              ---------------------------------------
                               Authorized    Outstanding                   Paid-In        Retained     Available
                                 Shares        Shares     Par Value        Capital        Earnings    for Sale, Net     Total
                              -----------    ---------   ------------   -------------  -------------   ----------  -------------
Balance, January 1, 1995 .....  4,000,000    2,100,920   $  2,468,581   $   4,270,251  $     553,940   $ (485,923) $   6,806,849
Sale of stock ................          0      300,150        352,676         987,626              0            0      1,340,302
Change in net unrealized
   gain on investment
   securities available for
   sale ......................          0            0              0               0              0      533,409        533,409
Net income ...................          0            0              0               0      1,017,909            0      1,017,909
Increase in authorized shares
   resulting from formation
   of holding company
   (see Note 19) .............  6,000,000            0              0               0              0            0              0
                              -----------    ---------   ------------   -------------  -------------   ----------  -------------
Balance, December 31,
   1995 ...................... 10,000,000    2,401,070   $  2,821,257   $   5,257,877  $   1,571,849   $   47,486  $   9,698,469
Sale of stock                           0    1,600,674      1,880,792       6,478,594              0            0      8,359,386
Change in net unrealized
   gain on investment
   securities available for
   sale ......................          0            0              0               0              0     (127,437)      (127,437)
Net income ...................          0            0              0               0        883,489            0        883,489
                              -----------    ---------   ------------   -------------  -------------   ----------  -------------
Balance, December 31,
   1996 ...................... 10,000,000    4,001,744   $  4,702,049   $  11,736,471  $   2,455,338   $  (79,951) $  18,813,907
                              ===========    =========   ============   =============  =============   ==========  =============


The accompanying notes are an integral part of these financial statements.

American Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 1996 and 1995

                                                                                                 1996            1995
                                                                                             ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income ............................................................................   $    883,489    $  1,017,909
                                                                                             ------------    ------------
   Adjustments to reconcile net income to net cash provided by operating activities:
      Deferred tax credit ................................................................       (359,411)       (261,300)
      Depreciation .......................................................................        402,976         276,051
      Amortization of investment securities ..............................................        120,064          29,118
      Provision for loan losses ..........................................................        286,654         482,604
      Gain on sale of investment securities available for sale ...........................       (105,826)        (36,310)
      Gain on sale of loans ..............................................................       (190,624)       (321,499)
      Gain on sale of mortgage servicing rights ..........................................       (323,378)       (210,327)
      Gain on sale of assets .............................................................              0         (42,976)
      Origination of loans held for sale .................................................    (38,628,254)    (42,845,175)
      Proceeds from sales of loans held for sale .........................................     38,158,995      42,480,846
      Increase in deferred loan costs ....................................................        150,103          25,079
      Increase in other liabilities ......................................................        371,011         361,635
      Increase in other assets ...........................................................       (699,012)       (263,737)
                                                                                             ------------    ------------
         Total adjustments ...............................................................       (816,702)       (325,991)
                                                                                             ------------    ------------
         Net cash provided by operating activities .......................................         66,787         691,918
                                                                                             ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net loans to customers ................................................................    (36,522,219)    (22,229,401)
   Purchases of bank premises and equipment ..............................................     (3,202,104)     (1,348,094)
   Proceeds on sales of assets ...........................................................              0          96,000
   Proceeds from maturities of held to maturity investment securities ....................              0         500,000
   Proceeds from sales and maturities of available for sale investment securities ........     39,096,758       6,070,642
   Purchases of held to maturity investment securities ...................................              0      (4,000,000)
   Purchases of available for sale investment securities .................................    (41,455,883)     (5,808,348)
   Recoveries on loans charged off .......................................................         46,487          23,255
                                                                                             ------------    ------------
      Net cash used in investing activities ..............................................    (42,036,961)    (26,695,946)
                                                                                             ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand deposits, NOW money market and savings accounts .....     26,871,180      (1,127,910)
   Net increase in time deposits .........................................................     20,470,549      15,646,788
   Net increase in securities sold under agreements to repurchase ........................        546,318       4,189,176
   Proceeds from advances from Federal Home Loan Bank ....................................              0       5,000,000
   Proceeds from stock sale ..............................................................      8,359,386       1,340,302
                                                                                             ------------    ------------
      Net cash provided by financing activities ..........................................     56,247,433      25,048,356
                                                                                             ------------    ------------

Net increase (decrease) in cash and cash equivalents .....................................     14,277,259        (955,672)
Cash and cash equivalents at beginning of year ...........................................      6,767,649       7,723,321
                                                                                             ------------    ------------

Cash and cash equivalents at end of year .................................................   $ 21,044,908    $  6,767,649
                                                                                             ============    ============

SUPPLEMENTAL DISCLOSURES
   Interest paid .........................................................................   $  7,224,428    $  5,863,000
                                                                                             ============    ============
   Income taxes paid .....................................................................   $    536,500    $    434,000
                                                                                             ============    ============


The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1     ORGANIZATION:

American Bancshares, Inc. (Holding Company) is a one-bank holding company, operated under the laws of the State of Florida. Its wholly owned banking subsidiary is American Bank of Bradenton (Bank), a state-chartered bank. The Holding Company, a Florida corporation organized June 30, 1995, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended and on December 1, 1995 became the bank holding company for the Bank. The Bank was incorporated on December 6, 1988 and opened for business on May 8, 1989. The Bank is a general commercial bank with all the rights, powers, and privileges granted and conferred by the Florida Banking Code. Although the Holding Company was not formed until June 30, 1995 and did not acquire the Bank until December 1, 1995, the financial statements have been presented as if the Holding Company had been in existence since the Bank was formed in 1988 and as if the Bank was its wholly owned subsidiary since that time.

2     SUMMARY OF SIGNIFICANT
      ACCOUNTING POLICIES:

The accounting and reporting policies of the Holding Company and Bank conform to generally accepted accounting principles and general practice within the banking industry. Following is a description of the more significant of those policies:

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Holding Company and its wholly-owned subsidiary, American Bank of Bradenton, collectively referred to herein as the Company. All significant intercompany accounts and transactions have been eliminated.

INVESTMENT SECURITIES: Investment securities are classified in the following categories:

   HELD TO MATURITY--Securities that management has the intent and the Company has the ability at the time of purchase to hold until maturity are classified as securities held to maturity. Securities in this category are carried at amortized cost. Sales of securities classified as held to maturity are prohibited except under rare circumstances. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statements of operations. The Company currently has no securities classified as held to maturity securities.

   AVAILABLE FOR SALE--Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale are recorded at fair value. Both unrealized gains and losses on securities available for sale, net of taxes, are included as a separate component of shareholders' equity in the consolidated balance sheets until these gains or losses are realized. If a security has a decline in fair value that is other than temporary, then the security will be written down to its fair value by recording a loss in the consolidated statements of operations.

   TRADING SECURITIES--Securities that are held principally for the purpose of selling in the near future are classified as trading securities. These securities are recorded at fair value. Both unrealized gains and losses are included in the statement of operations. The Company currently has no securities classified as trading securities.

Gains or losses on the disposition of investment securities are recognized using the specific identification method.

LOANS: Loans are carried at the principal amount outstanding, net of deferred loan fees and/or origination costs. Interest is accrued on a simple-interest basis. Loans are charged to the allowance for loan losses at such time as management considers them uncollectible in the normal course of business. Accrual of interest is discontinued on a loan, including impaired loans, when management believes, after considering economic and business conditions and collection efforts, the borrowers' financial condition is such that collection of interest is doubtful. Classification of a loan as nonaccrual is not necessarily indicative of a potential loss of principal. Collections of interest and principal on nonaccrual loans are generally applied as a reduction to principal outstanding.

ALLOWANCE FOR LOAN LOSSES: The Company adheres to an internal asset review system and allowance for loan losses methodology designed to provide for the detection of problem assets and to provide an adequate general valuation allowance to cover loan losses. A provision for loan losses is charged to operations based on management's evaluation of potential losses in the loan portfolio. The provision is based on an analysis of the loan portfolio, economic conditions, historical loan loss experience, changes in the nature and volume of the loan portfolios and management's assessment of the inherent risk in the portfolio in relation to the level of the allowance for loan losses. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in preparing the evaluation. The Company also establishes provisions on a specific loan basis when an identified problem becomes known. Ultimate losses may vary from the current estimates and any adjustments, as they become necessary, are reported in earnings in the periods in which they become known.

When a loan or portion of a loan, including an impaired loan, is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance, and subsequent recoveries, if any, are credited to the allowance.

INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS: Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

LOANS HELD FOR SALE: Mortgage loans originated or purchased and intended for sale in the secondary market are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis. Net unrealized losses, if any, are recognized in a valuation allowance by charges to earnings. All loans sold are subject to recourse. The recourse provisions relate to documentation deficiencies only, which the Company may correct. Gains and losses resulting from the sales of these loans are recognized in the period the sale occurs, as the recourse provisions are not considered to significantly affect the earnings process. Mortgage loan servicing fees are earned concurrently with the receipt of the related mortgage payments.

The Company adopted Statement of Financial Accounting Standards No. 122, "Acounting for Mortgage Servicing Rights," (SFAS No. 122) effective January 1, 1996, which requires the Company to recognize an asset for rights to service mortgage loans for others regardless of the manner in which those servicing rights are acquired. It also requires the Company to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The value of mortgage servicing rights related to loans sold during 1966 was $226,000. The Company had no valuation allowance for capitalized mortgage servicing rights as of December 31, 1996.

LOAN FEES: Loan origination fees and certain direct loan origination costs are deferred and amortized as a yield adjustment, using a method which approximates the interest method, over the contractual lives of the loans. The net of deferred origination fees and deferred origination costs is presented as an adjustment of loans receivable in the accompanying balance sheets.

During 1994, the Company implemented a program of purchasing consumer loans collateralized by automobiles from local auto dealers. In conjunction with this program, the Company pays a premium represented by the present value differential of the yield required by the Company and the underlying loan interest rate. The premium paid is amortized as a yield adjustment, using the interest method, over the contractual lives of the loans. If the loan prepays, the Company has recourse against the auto dealer for any unamortized premiums. At December 31, 1996 and 1995, the unamortized premiums totaled $459,541 and $410,450, respectively.

NOTES CONTINUED

OTHER REAL ESTATE OWNED: Other real estate owned includes properties acquired through foreclosure or acceptance of deeds in lieu of foreclosure. These properties are recorded on the date acquired at the lower of fair value minus estimated costs to sell or the recorded investment in the related loan. If the fair value minus estimated costs to sell the property acquired is less than the recorded investment in the related loan, the resulting loss is charged to the allowance for loan losses. The resulting carrying value established at the date of foreclosure becomes the new cost basis for subsequent accounting. After foreclosure, if the fair value minus estimated costs to sell the property becomes less than its cost, the deficiency is charged to the provision for losses on other real estate owned or charged directly to the asset. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property for sale are charged to expense. Gains and losses on the disposition of other real estate owned are charged to operations as incurred. The Company had no other real estate owned at December 31, 1996 and 1995.

PREMISES AND EQUIPMENT: Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets. Maintenance, repairs and minor improvements are charged to operating expenses as incurred. Major improvements and betterments are capitalized. Upon retirement or other disposition of the assets, the applicable cost and accumulated depreciation are removed from the accounts and any gains or losses are included in operations.

INCOME TAXES: The Holding Company and its banking subsidiary file consolidated income tax returns. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

STATEMENT OF CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

EARNINGS PER SHARE: Earnings per share are based on the weighted average number of common shares outstanding plus common equivalent shares from the dilutive stock warrants using the treasury stock method. The weighted average number of common shares outstanding was 3,718,502 and 2,234,070 for 1996 and 1995, respectively. All references in the consolidated financial statements to weighted average shares have been restated to reflect stock dividends declared.

RECLASSIFICATION: Certain amounts in the 1995 financial statements have been reclassified to conform with the current year presentation. Such reclassification had no impact on total assets, equity, net income or total cash flow balances previously reported.

3     INVESTMENT
      SECURITIES:

The amortized costs and approximate fair value of investment securities available for sale at December 31, 1996 and 1995 are summarized as follows:

                                                                                             1996
                                                             --------------------------------------------------------------------
                                                                                     GROSS            GROSS
                                                                 AMORTIZED        UNREALIZED       UNREALIZED        APPROXIMATE
                                                                   COST              GAINS           LOSSES          FAIR VALUE
                                                             ---------------   ---------------   -------------    ---------------
AVAILABLE FOR SALE:
   U.S. Treasury securities .................................$     6,963,521   $         8,193   $     (48,264)   $     6,923,450
   U.S. Government agencies .................................     13,227,152                 0        (122,400)        13,104,752

   State and municipals .....................................        499,639                 0          (1,258)           498,381
                                                             ---------------   ---------------   -------------    ---------------
      Total debt securities .................................     20,690,312             8,193        (171,922)        20,526,583
                                                             ---------------   ---------------   -------------    ---------------
   FHLB stock ...............................................        499,100                 0              0             499,100
   Mortgage-backed securities ...............................      5,050,396            47,951         (13,318)         5,085,029
                                                             ---------------   ---------------   -------------    ---------------
      Total available for sale ..............................$    26,239,808   $        56,144   $    (185,240)   $    26,110,712
                                                             ===============   ===============   =============    ===============
                                                                                             1995
                                                             --------------------------------------------------------------------

AVAILABLE FOR SALE:
   U.S. Treasury securities .................................$    12,010,641   $       128,483   $     (29,584)   $    12,109,540
   U.S. Government agencies .................................      4,997,615             7,005         (18,787)         4,985,833
   State and municipals .....................................        499,409                 0            (934)           498,475
                                                             ---------------   ---------------   -------------    ---------------
      Total debt securities .................................     17,507,665           135,488         (49,305)        17,593,848
                                                             ---------------   ---------------   -------------    ---------------
   FHLB stock ...............................................        490,200                 0              0             490,200
   Mortgage-backed securities ...............................      6,002,882             9,390         (23,087)         5,989,185
                                                             ---------------   ---------------   -------------    ---------------
      Total available for sale ..............................$    24,000,747   $       144,878   $     (72,392)   $    24,073,233
                                                             ===============   ===============   =============    ===============

The amortized cost and approximate fair value of investments at December 31, 1996, by scheduled maturity, are shown below. Scheduled maturities may differ from actual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      AMORTIZED    APPROXIMATE
                                        COST       FAIR VALUE
                                    ------------  ------------

Due in one year or less..........   $  3,400,399  $  3,408,139
Due after one year through
  five years.....................      7,357,471     7,266,236
Due after five years through
  ten years......................      9,932,442     9,852,207
                                    ------------  ------------
    Total debt securities........     20,690,312    20,526,582
FHLB stock.......................        499,100       499,100
Mortgage-backed securities.......       5,050,396     5,085,030
                                    ------------  ------------
                                    $ 26,239,808  $ 26,110,712
                                    ============  ============

Proceeds from the sale of investment securities available for sale during the years ended December 31, 1996 and 1995 were $27,563,000 and $5,764,632, respectively. Gross gains of $157,500 and $37,000 were realized on these sales for the years ended December 31, 1996 and 1995, respectively. Gross losses of $51,700 and $1,000 were realized on these sales for the years ended December 31, 1996 and 1995, respectively.

At December 31, 1996, the Company had pledged securities with a carrying value of approximately $505,000 and market value of approximately $493,000 to the State of Florida for public fund deposits. The current value of pledged securities is adequate to meet the pledging requirements.

NOTES CONTINUED

4     LOANS
      RECEIVABLE, NET:

The Company's loan portfolio consisted of the following at December 31:

                                                              1996             1995
                                                         -------------    -------------
Residential mortgage loans,
  substantially all single-family$ ...................      18,695,342    $  14,723,358
Commercial and commercial
  real estate loans ..................................      74,538,560       52,600,026
Consumer loans .......................................      42,269,999       30,649,820
                                                         -------------    -------------
                                                           135,503,901       97,973,204
Less allowance for loan losses .......................      (1,000,000)        (946,000)
Net deferred costs (unearned fees) ...................         604,537          452,434
                                                         -------------    -------------

  Loans, net .........................................   $ 135,108,438    $  97,479,638
                                                         =============    =============

The Company grants and purchases real estate, commercial and consumer loans throughout Florida, with a majority in the Sarasota and Manatee County area. Although the Company has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent primarily upon the economy of Sarasota and Manatee counties, Florida and general economic conditions.

A summary of activity in the allowance for loan losses follows:

                                                              1996             1995
                                                         -------------    -------------
Balance at beginning of year .........................   $     946,000    $     625,000
Provision charged to income ..........................         286,653          482,604
Recoveries on loans previously
  charged off ........................................          46,487           23,255
Loans charged off ....................................        (279,140)        (184,859)
                                                         -------------    -------------
Balance at end of year ...............................   $   1,000,000    $     946,000
                                                         =============    =============

In management's opinion, the allowance is adequate to reflect the risk in the loan portfolio.


LOANS TO OFFICERS AND DIRECTORS--In the course of its business, the Company has granted loans to executive officers, directors and principal stockholders of the Company and to entities to which they are related. As of December 31, 1996 and 1995, loans to such parties were as follows:

                                                             1996             1995
                                                         -------------    -------------
Balance at beginning of year .........................   $   6,138,000    $   3,963,000
New loans ............................................       2,071,838        3,214,521
Repayments on loans ..................................      (1,688,432)      (1,039,521)
                                                         -------------    -------------
Balance at end of year ...............................   $   6,521,406    $   6,138,000
                                                         =============    =============


At December 31, 1996 and 1995, the recorded investment in loans for which impairent has been recognized totaled approximately $1,478,000 and $799,000, respectively. The total allowance for loan losses related to these loans was approximately $331,400 and $233,000 at December 31, 1996 and 1995, respectively. Interest income on impaired loans of approximately $87,000 and $80,000 was recognized for cash payments received in 1996 and 1995, respectively. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was $1,139,000 and $477,000, respectively.

At December 31, 1996 and 1995, the Company had approximately $905,000 and $18,000 in nonaccrual loans, respectively. For the year ended December 31, 1996, the amount of interest income not recorded related to nonaccrual loans was approxmately $60,720. Interest income that would have been earned on the nonaccrual loans for the year ended December 31, 1995 was immaterial. At December 31, 1996 and 1995, there were no accruing loans that were 90 days or more past due.

5     PREMISES
      AND EQUIPMENT

A summary of premises and equipment at December 31, 1996 and 1995 is as follows:

                                                             1996             1995
                                                         -------------    -------------
Land .................................................   $   2,792,263    $   1,795,151
Building and improvements ............................       2,844,277        1,593,141
Furniture, fixtures, and equipment ...................       2,446,909        1,485,757
                                                         -------------    -------------
                                                             8,083,449        4,874,049
Less accumulated depreciation ........................      (1,204,860)        (802,454)
                                                         -------------    -------------
                                                         $   6,878,589    $   4,071,595
                                                         =============    =============

Depreciation expense totaled $402,976 and $276,051 for the years ended December 31, 1996 and 1995, respectively.

6     LOAN
      SERVICING:

Mortgage loan serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $19,781,866 and $9,462,179 at December 31, 1996 and 1995, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $34,675 and $25,955 at December 31, 1996 and 1995, respectively.

Mortgage servicing rights of $254,783 were capitalized in 1996. Amortization of mortgage servicing rights during 1996 was $28,901.

7     DEPOSITS
      ACCOUNTS

Deposits consisted of the following at December 31:

                                       1996           1995
                                 -------------  --------------
Demand ..........................$  26,281,696  $   19,617,269
NOW .............................   13,081,210      10,138,011
Money market ....................   42,040,356      24,864,048
Savings .........................    6,338,853       6,251,607
                                 -------------  --------------
                                    87,742,115      60,870,935
                                 -------------  --------------

Certificate accounts:
  Under $100,000 ................   58,037,837      46,550,442
  Over $100,000 .................   20,161,471      13,833,085
  IRAs ..........................   11,261,210       8,606,442
                                 -------------  --------------
                                    89,460,518      68,989,969
                                 -------------  --------------
                                 $ 177,202,633  $  129,860,904
                                 =============  ==============

The aggregate amount of certificates of deposit of $100,000 or more at December 31, 1996 and 1995 was approximately $21,482,000 and $14,638,000, respectively.

A summary of certificate accounts at December 31, 1996 and 1995 by year of scheduled maturity follows:

                                                             1996             1995
                                                         -------------    -------------
Due within one year ..................................   $  32,807,388    $  26,349,243
Due after one year through
  two years ..........................................      12,455,878        9,344,845
Due after two years through
  three years ........................................      18,905,335        8,091,144
Due after three years through
  four years .........................................       7,680,533       17,458,306
Due after four years .................................      17,611,384        7,746,431
                                                         -------------    -------------
                                                         $  89,460,518    $  68,989,969
                                                         =============    =============

Interest expense on deposit accounts is summarized as follows:

                                                              1996             1995
                                                         -------------    -------------
Interest on NOW accounts and
  money market deposit accounts ......................   $   1,735,056    $   1,529,321
Interest on savings accounts .........................         153,948          139,955
Interest on certificate accounts .....................       5,037,583        3,986,885
                                                         -------------    -------------
                                                         $   6,926,587    $   5,656,161
                                                         =============    =============


8     SECURITIES SOLD UNDER
      AGREEMENTS TO REPURCHASE:

The Company enters into sales of securities under agreements to repurchase. Repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities sold under repurchase agreements remain in the custody of a third-party trustee. The Company may have sold, loaned, or otherwise disposed of such securities in the normal course of its operations and has agreed to maintain substantially identical securities during the agreements. The agreements mature within 30 days.

Information related to the Company's securities sold under repurchase agreements (including accrued interest) at December 31, 1996 and 1995, segregated by the type of

NOTES CONTINUED

securities sold and by due date of the agreement, is presented below:

                                                              1996             1995
                                                         -------------    -------------
Average balance during the year ......................   $   9,660,214    $   9,539,165
Average interest rate during the year ................            4.08%            3.60%
Maximum month-end balance
  during the year ....................................   $  10,557,098    $ .12,302,837
U.S. Treasury securities underlying
  the agreements at year-end:
    Carrying value ...................................   $  11,242,138    $ .12,109,540
    Fair value .......................................      11,153,493       12,109,540

9         FEDERAL HOME LOAN
          BANK ADVANCES:

Each Federal Home Loan Bank (FHLB) is authorized to make advances to its member associations, subject to such regulations and limitations as the FHLB may prescribe. The Bank's borrowings from the FHLB of Atlanta are as follows at December 31, 1996 and 1995:

  MATURITY             RATE             1996          1995
  --------             ----             ----          ----
June 1996             5.73%         $          0  $  5,000,000
October 1998          6.31%            5,000,000             0
                                    ------------  ------------
                                    $  5,000,000  $  5,000,000
                                    ============  ============

The FHLB requires that the Bank maintain qualifying mortgages and all of the Company's FHLB stock as collateral for its advances. In addition, all of the Bank's FHLB stock is pledged as collateral for such advances. As of December 31, 1996, the Bank has a credit availability of $11,500,000.

10        INCOME
          TAXES:

The Company's provision for income taxes consisted of the following for the years ended December 31:

                                        1996           1995
                                    ------------  ------------
Current:
  Federal ......................... $    491,300  $    763,835
  State ...........................       29,200        70,440
                                    ------------  ------------
                                         520,500       834,275
                                    ------------  ------------
Deferred:
  Federal .........................      (38,500)     (251,900)
  State ...........................       (3,700)       (9,400)
                                    ------------  ------------
                                         (42,200)     (261,300)
                                    ------------  ------------
                                    $    478,300  $    572,975
                                    ============  ============

Deferred income taxes consisted of the following for the years ended December
31:

                                        1996           1995
                                    -----------   ------------
Provision for loan losses ......... $    (7,700)  $   (102,000)
Deferred loan fees ................     (39,700)       (26,300)
Depreciation ......................     (15,200)        30,200
Cash to accrual adjustment ........      57,900        (72,200)
Loans held for sale ...............       3,700        (90,300)
Other .............................     (41,200)          (700)
                                    -----------   ------------
                                    $   (42,200)  $   (261,300)
                                    ===========   ============

Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. In general, these temporary differences are more inclusive than timing differences recognized under previously applicable accounting principles. The items which comprise a significant portion of deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                        1996           1995
                                    ------------  -------------
Deferred tax assets:
  Book over tax bad debts ......... $    283,400  $    291,200
  Market value of loans
    held for sale .................       94,000        90,300
  Other ...........................            0        10,100
                                    ------------  ------------
    Deferred tax assets ...........      377,400       391,600
Deferred tax liabilities:
  Loan origination fees ...........      (54,700)      (15,000)
  Cash to accrual adjustment ......     (116,800)     (165,300)
  Tax over book depreciation ......      (86,800)      (71,500)
  Other ...........................      (30,900)       (9,400)
                                    ------------  ------------
    Deferred tax liabilities ......     (289,200)     (261,200)
                                    ------------  ------------
    Net deferred tax asset ........ $     88,200  $    130,400
                                    ============  ============

The Company's effective income tax rates of 37% and 36% for the years ended December 31, 1996 and 1995, respectively, vary from the statutory federal income tax rate of 34% due primarily to state income taxes of 5.5% net of federal tax benefits.

11          OTHER
            INCOME:

Other income consisted of the following for the years ended December 31:

                                                              1996             1995
                                                         -------------    -------------
Service charges
  on deposit accounts ................................   $     733,258    $     555,697
Broker loan fees .....................................          32,807           38,350
Net gains on sales
  of investment securities ...........................         105,825           36,310
Net gains on sales of loans
  held for sale ......................................         190,624          321,499
Merchant fees on credit cards ........................         262,061           97,114
Mortgage servicing fees ..............................          50,007           55,503
Net gain on sales of servicing rights ................         323,377          210,327
Net gain on sales of assets ..........................               0           63,515
Other ................................................         136,100           94,459
                                                         -------------    -------------
                                                         $   1,834,059    $   1,472,774
                                                         =============    =============

12          OTHER
            EXPENSES:

Other expenses consisted of the following for the years ended December 31:

                                                             1996             1995
                                                         -------------    -------------
Compensation and related benefits ....................   $   3,470,130    $   2,276,104
Occupancy and equipment ..............................         849,960          705,853
FDIC insurance .......................................          35,181          164,478
Data processing ......................................         740,140          405,708
Advertising and promotion ............................         319,507          135,284
Printing supplies and postage ........................         322,445          224,191
Directors fees and expenses ..........................         123,952           97,063
Professional fees ....................................         243,934          187,367
ATM fees .............................................         100,327           86,375
Intangible taxes .....................................         126,235           75,873
Other ................................................         947,325          438,661
                                                         -------------    -------------
                                                         $   7,279,136    $   4,796,957
                                                         =============    =============

Loan origination costs of approximately $380,000 and $342,000 in 1996 and 1995, respectively, have been offset against compensation and related benefits.

13      FINANCIAL INSTRUMENTS WITH
        OFF-BALANCE SHEET RISK:

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and credit cards. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company has no financial instruments with off-balance sheet risk that are held for trading purposes.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of the instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. As of December 31, 1996 and 1995 financial instruments with off-balance sheet risk were as follows:

CONTRACTUAL OR NOTIONAL AMOUNTS                               1996             1995
                                                         -------------    -------------
Commitments to extend credit .........................   $  27,601,000    $  21,738,000
Standby letters of credit ............................   $     373,000    $     388,000
Credit cards .........................................   $   4,258,000    $     450,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily

NOTE CONTINUED

issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The guarantees are short-term, expiring in 1996.

14     EMPLOYEE BENEFIT AND
       STOCK OPTION PLAN:

The Company has a qualified plan under Section 401(k) of the Internal Revenue Code (Plan) for all employees meeting certain eligibility requirements. The Plan allows participants to make annual contributions equal to 15% or less of the participant's compensation up to a maximum allowed by Internal Revenue Service regulation. The Company may match a percentage of the participant's contributions. Plan contributions by the Company for the year ended December 31, 1996 and 1995 were approximately $12,000 and $10,000, respectively. During 1996, the Company also adopted an Incentive Stock Option Plan (Incentive Plan) whereby up to 150,000 shares of the Company's common stock may be granted to employees at not less than 100% of the fair market value of the stock at the date of grant. No options have been granted under the Incentive Plan.

15     SHAREHOLDERS'
       EQUITY:

The Company's current policy is to retain all earnings to fund operations. Future dividend payments will be at the discretion of the Board of Directors of the Company and will be dependent upon several factors, including State and Federal banking regulations that impose limitations on such payments.

The following table summarizes the activity of the Company's issued and outstanding warrants and their corresponding exercise prices:

                                                               ORIGINAL
                                                           DIRECTOR WARRANTS          1992 WARRANTS            1994 WARRANTS
                                                         ---------------------    ---------------------    --------------------
                                                          WARRANTS    EXERCISE     WARRANTS    EXERCISE     WARRANTS   EXERCISE
                                                         OUTSTANDING    PRICE     OUTSTANDING    PRICE     OUTSTANDING   PRICE
                                                         ---------------------    ---------------------    --------------------
Balance, January 1, 1995.............................       --         $2.71       227,126      $4.00       144,606      $6.00
Warrants exercised...................................       --         --         (208,532)      4.00        (4,400)      6.00
Warrants issued......................................       --         --              --        --          87,018       6.00
                                                         ---------------------    ---------------------    --------------------
Balance, December 31, 1995...........................       --         $2.71        18,594      $4.00       227,224      $6.00
Warrants exercised...................................       --         --              --        --        (163,695)      6.00
                                                         ---------------------    ---------------------    --------------------
Balance, December 31, 1996...........................       --         $2.71        18,594      $4.00        63,529      $6.00
                                                         =====================    =====================    ====================

16     DIVIDEND
       RESTRICTIONS:

State banking regulations limit the amount of dividends that may be paid by the Bank to its Parent without prior approval of regulatory agencies. The amount of dividends that may be paid is based on the net profits of the current year combined with retained net profits of the preceding two years as defined by state banking regulations. At December 31, 1996, approximately $2,445,000 are available for payment of dividends without prior regulatory approval.

17     FAIR VALUES OF
       FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value is defined as the price at which a financial instrument could be liquidated in an orderly manner over a reasonable time period under present market conditions. Fair values estimates, methods and assumptions are set forth below for the Company's financial instruments.

CASH AND DUE FROM BANK--For cash and due from banks, the carrying amount is a reasonable estimate of fair value.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES--The fair value of investments and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

LOANS RECEIVABLE--The estimated fair value of the Com-pany's fixed rate loans was calculated by discounting contractual cash flows adjusted for current prepayment estimates. The discount rates were based on the interest rate charged to current customers for comparable loans. The Company's adjustable rate loans reprice frequently at current market rates. Therefore, the fair value of these loans has been estimated to be approximately equal to their carrying amount.

The impact of delinquent loans on the estimation of the fair values described above is not considered to have a material effect and, accordingly, delinquent loans have been disregarded in the valuation methodologies used.

DEPOSIT LIABILITIES--The fair value of deposits with no stated maturity, such as demand, NOW, money market and savings is equal to the amount payable on demand as of December 31, 1996. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS--At December 31, 1996, the Company had approximately $10,113,000 of securities sold under repurchase agreements. The repurchase agreements outstanding at December 31, 1996 mature within 30 days. The estimated fair value of these agreements approximates the carrying value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT--The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

FHLB ADVANCES--Cash flow from fixed rate borowings are discounted at a spread to the zero Treasury curve which equates to the LIBOR yield. Maturing borrowings are rolled into 12-month FHLB advances.

The estimated fair values of the Company's financial instruments are as follows:

                                                                                       (IN THOUSANDS)
                                                             --------------------------------------------------------------------
                                                                           1996                               1995
                                                             ---------------------------------   --------------------------------
                                                                 CARRYING           FAIR            CARRYING            FAIR
                                                                  AMOUNT            VALUE            AMOUNT             VALUE
                                                             ---------------   ---------------   --------------   ---------------
Financial assets:
   Cash and due from bank ...................................$        15,045   $        15,045   $        5,768   $         5,768
   Federal funds sold .......................................          6,000             6,000                0                 0
   Loans held for sale ......................................         20,351            20,414           21,011            21,253
   Investment securities available for sale .................         26,111            26,111           24,073            24,073
   Loans receivable, net of allowance for loan losses
      and deferred costs ....................................        135,108           135,285           97,480            99,259
Financial liabilities:
   Deposits with no stated maturity .........................         87,742            87,742           60,871            60,871
   Time deposits ............................................         89,461            91,319           68,990            70,881
   Securities sold under agreements to repurchase ...........         10,113            10,113            9,567             9,567
   FHLB advances ............................................          5,000             5,000                0                 0


                                                                 CONTRACT           FAIR            CONTRACT            FAIR
                                                                  AMOUNT            VALUE            AMOUNT             VALUE
                                                             ---------------   ---------------   --------------   ---------------
Unrecognized financial instruments:
   Loan commitments (loan fees) .............................$        27,601   $            41   $       21,738   $            32
   Standby letters of credit ................................            373                 0              388                 0
   Credit cards .............................................          4,258                 0              450                 0

NOTES CONTINUED

LIMITATIONS--The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument. Quoted market prices, when available, are used as the measure of fair value. When quoted market prices are not available, fair value estimates have been based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are inherently subjective, involving uncertainties and matters of significant judgment, and, therefore, may not be indicative of the value that could be realized in a current market exchange. Changes in assumptions could significantly affect the estimates. The value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and property and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses for investments and mortgage-backed securities can have a significant effect on fair value estimates and have not been considered in many of the estimates.

18    RISKS AND
      UNCERTAINTIES:

The earnings of the Company depend on the earnings of the Bank. The Bank is dependent primarily upon the level of net interest income, which is the difference between interest earned on its interest earning assets, such as loans and investments, and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Bank are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment.

Most of the Bank's lending activity is with customers located within Sarasota and Manatee Counties. Generally, the loans are collateralized by real estate consisting of single family residential and commercial properties. While this represents a concentration of credit risk, the credit losses arising from this type of lending compares favorably with the Bank's credit loss experience on its portfolio as a whole. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

The financial statements of the Company are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Significant estimates are made by management in determining the allowance for possible loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for possible loan losses is dependent, to a great extent, on general and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying values of the real estate assets could differ materially in the near term.

19    PUBLIC OFFERING
      OF COMMON STOCK:

In February 1996, American Bancshares, Inc. completed a public offering of 1,250,000 shares of common stock at $6.00 per share (the Offering). Prior to the Offering, there was no public market for the Company's common stock. The common stock is traded on the Nasdaq National Market System under the symbol "ABAN." The net proceeds of the Offering, after deducting applicable issuance costs and expenses, were $8,359,000 and are to be used for general corporate purposes, including the financing of working capital needs, capital expenditures and possible future acquisitions. In conjunction with this Offering, the Board of Directors approved increasing the number of authorized shares of common stock to 10,000,000 shares. Subsequent to the Offering, an additional 187,500 shares of common stock were issued as part of the over-allotment amount.

20          REGULATORY
            CAPITAL:

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table. There were no deductions for interest-rate risk in 1996 or 1995.

                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                       For Capital           Prompt Corrective
                                                                Actual              Adequacy Purposes        Action Provisions
                                                       -----------------------    ---------------------    ---------------------
                                                           Amount       Ratio       Amount       Ratio       Amount      Ratio
                                                       ------------   --------    ---------     -------    ---------   ---------
As of December 31, 1996:
   Total Capital (to Risk-Weighted Assets) ........... $ 15,790,512   10.65%    $  11,864,054    8.0%     $ 14,830,067   10.0%
   Tier I Capital (to Risk-Weighted Assets) .......... $ 14,790,512    9.97%    $   5,932,027    4.0%     $  8,898,040    6.0%
   Tier I Capital (to Averaged Assets) ............... $ 14,790,512    7.22%    $   6,143,606    3.0%     $ 10,239,343    5.0%

As of December 31, 1995:
   Total Capital (to Risk-Weighted Assets) ........... $ 10,642,808    9.50%    $   8,957,744    8.0%     $ 11,197,179   10.0%
   Tier I Capital (to Risk-Weighted Assets) .......... $  9,696,808    8.66%    $   4,478,872    4.0%     $  6,718,308    6.0%
   Tier I Capital (to Averaged Assets) ............... $  9,696,808    6.33%    $   4,597,590    3.0%     $  7,662,650    5.0%

21          FUTURE ACCOUNTING
            PRONOUNCEMENTS:

In June 1996, Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS No. 125) was issued. SFAS No. 125 provides accounting and reporting standards based on a control-oriented "financial-components" approach. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 is effective on a prospective basis January 1, 1997.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS No, 128). SFAS No, 128 specifies the computation, presentation and disclosure requirements for earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. Management has not determined the impact that the adoption of this statement will have on the financial statements.

22          CONDENSED PARENT COMPANY
            FINANCIAL STATEMENTS:

The financial statements of American Bancshares, Inc., as the parent organization, are presented as follows:

                         BALANCE SHEET
                                                          DECEMBER 31,     DECEMBER 31,
                                                             1996             1995
                                                         -------------    -------------
Assets:
  Cash ...............................................   $   3,392,968    $           0
  Premises and equipment .............................         682,118                0
  Prepaid expense ....................................           5,781                0
  Investment in banking subsidiary ...................      14,733,040        9,698,469
                                                         -------------    -------------
    Total assets .....................................   $  18,813,907    $   9,698,469
                                                         =============    =============
Liabilities:
    Total liabilities ................................   $           0    $           0
                                                         -------------    -------------
Shareholders' equity:
  Common stock .......................................       4,702,049        2,821,257
  Additional paid-in capital .........................      11,736,471        5,257,877
  Unrealized gain (loss)
    on investment securities
    available for sale, net ..........................         (79,951)          47,486
  Retained earnings ..................................       2,455,338        1,571,849
                                                         -------------    -------------
    Total shareholders' equity .......................      18,813,907        9,698,469
                                                         -------------    -------------
    Total liabilities and
      shareholders' equity ...........................   $  18,813,907    $   9,698,469
                                                         =============    =============

                    STATEMENT OF OPERATIONS

                                                          YEAR ENDED       YEAR ENDED
                                                          DECEMBER 31,     DECEMBER 31,
                                                              1996             1995
                                                         -------------    -------------
Equity in undistributed earnings
  of banking subsidiary ..............................   $     953,567    $   1,017,909
Operating expense ....................................         (70,078)               0
                                                         -------------    -------------
    Net income .......................................   $     883,489    $   1,017,909
                                                         =============    =============

                    STATEMENT OF CASH FLOWS

                                                          YEAR ENDED       YEAR ENDED
                                                          DECEMBER 31,     DECEMBER 31,
                                                              1996             1995
                                                         -------------    -------------
Cash flows used
  in operating activities: ...........................   $     (75,859)   $           0
                                                         -------------    -------------
Cash flows used in investing activities:
    Acquisition of premises and
      equipment ......................................      (4,890,559)               0
                                                         -------------    -------------
Cash flows provided by financing activities:
    Proceeds from sale of common
      stock (net of stock offering
      costs) .........................................       8,359,386                0
                                                         -------------    -------------
      Net increase in cash ...........................       3,392,968                0
      Cash at beginning of year ......................               0                0
                                                         -------------    -------------
      Cash at end of year ............................   $   3,392,968    $           0
                                                         =============    =============

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders
American Bancshares, Inc. and Subsidiary
Bradenton, Florida


We have audited the accompanying consolidated balance sheets of American Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                Coopers & Lybrand L.L.P.

Fort Myers, Florida
February 14, 1997

[AMERICAN BANCSHARES, INC. LOGO]

COMMON STOCK
The Company's common stock was first quoted on the Nasdaq National Market System under the symbol ABAN on February 6, 1996. As of March 20, 1997, there were 4,070,458 outstanding shares of common stock held by 1,023 holders of record plus approximately 1,000 holders of beneficial interest. The closing stock price on March 20, 1997 was $9.125.

The Company and the Bank have not paid cash dividends on the common stock. The Company currently anticipates that its earnings will be retained for business development and expansion and does not anticipate paying cash dividends in the forseeable future.

FORM 10KSB
The American Bancshares Annual Report filed on Form 10KSB is available without charge to shareholders of the Company. Please submit your request in writing or by telephone to:

         Brian M. Watterson
         Vice President and Chief Operating Officer
         American Bancshares, Inc.
         4702 Cortez Road W.
         Bradenton, Florida 34210
                           Phone    941/727-3535
                           Fax      941/751-5615

INVESTOR INFORMATION
Investors seeking further information may contact:

         Brian M. Watterson
         Vice President and Chief Operating Officer

NASDAQ MARKET MAKERS
         Advest, Inc.
         Robert W. Baird & Co.
         Herzog, Heine, Geduld
         William R. Hough & Co.
         Mayer & Schweitzer, Inc.
         Ryan, Beck & Co.
         Sterne, Agee & Leach, Inc.

STOCK TRANSFER AGENT
         Sun Trust Bank-Atlanta
         P.O. Box 4418
         Atlanta, Georgia 30302
         Phone 404/588-7831

CORPORATE COUNSEL
         Carlton, Fields, Ward, Emmanuel,
          Smith & Cutler, P.A.
         One Harbour Place
         Tampa, FL 33601
         Phone 813/223-7000

INDEPENDENT ACCOUNTANTS
         Coopers & Lybrand L.L.P.
         One University Park, Suite 400
         Ft. Myers, Florida 33907
         Phone 941/433-0888

ANNUAL MEETING
The Annual Meeting of Shareholders of American Bancshares, Inc. will be held at 10 a.m. on Wednesday, April 30, 1997 at the Oakmont 8 Theatre, 4801 Cortez Road W., Bradenton, Florida 34210.